                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Registration Statement on Form S-1 of our report dated February 10, 2000, relating to the financial statements of MONY Life Insurance Company of America which appears in such Registration Statement. We also consent to the reference to us under the heading "Financial Statements and Supplementary Data" in such Registration Statement.


PricewaterhouseCoopers LLP


New York, New York
April 17, 2000